Equable tax opinion.docx
4934-9764-6938

Chapman and Cutler LLP 320 South Canal Street, 27th Floor T 312.845.3000 F 312.701.2361 Paul D. Carman I Partner D 312. 845.3443 M 312.315.6964 F 312.516.1443 carman@chapman.com
[_______] [___], 2025
Dear Ladies and Gentlemen:
You have requested our opinion regarding certain federal income tax consequences of the reorganization contemplated by that certain Agreement and Plan of Reorganization (the “Plan”)
adopted as of the [  ] day of [            ], 2025 by and among (i) Series Portfolios Trust, a
Delaware statutory trust (the “Trust”), severally and not jointly on behalf of its series identified on Exhibit A hereto (the “Target Fund”); and (ii) the Trust, severally and not jointly on behalf of its series identified on Exhibit A hereto (the “Acquiring Fund”) in connection with the proposed transfer of all of the assets and liabilities of the Target Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund (“Acquiring Fund Shares”) with an aggregate net asset value (“NAV”) equal to the NAV of the Target Fund, followed by the liquidating distribution by the Target Fund to its shareholders of the shares of the Acquiring Fund in proportion to their holdings of shares of the Target Fund (the “Reorganization”).
For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the
Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Plan, the exhibits attached thereto, and such other documents and instruments as we have deemed necessary or appropriate.  In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.  We have assumed that such documents reflect all the material facts relating to the Reorganization.  In addition, we have assumed that the
Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.
This opinion is based upon the Internal Revenue Code of 1986, as amended (the
“Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion
[            ] [  ], 2025
is conditioned upon the Reorganization taking place in the manner described in the Plan and the
Form N-14 referred to above.
Based upon the foregoing, it is our opinion that with respect to the Reorganization:
(i)The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund
each will be a “party to a reorganization” within the meaning of Section 368(b) of the
Code.
(ii)No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the
Code, except for any gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.
(iii)No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of all of the liabilities of the Target Fund and issuance of the Acquiring Fund Shares pursuant to
Section 1032(a) of the Code.
(iv)No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation
(in pursuance of the Agreement) of the Target Fund pursuant to Section 361(c)(1) of the
Code.
(v)The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer of such assets, increased by the amount of gain, or decreased by the amount of loss, if any, recognized by the Target Fund on the transfer pursuant to Section
362(b) of the Code.
(vi)The holding periods of the assets of the Target Fund in the hands of the
Acquiring Fund will include the periods during which such assets were held by the Target
Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain
[            ] [  ], 2025
or loss is required to be recognized and except where investment activities of the Acquiring
Fund have the effect of reducing or eliminating the holding period with respect to an asset.
(vii)No gain or loss will be recognized by the shareholders of the Target
Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund Shares
(except with respect to cash received in lieu of fractional shares) pursuant to Section 354(a)
of the Code.
(viii)The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (as adjusted for amounts allocable to cash received in lieu of any fractional shares) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(ix)The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.
(x)The Acquiring Fund will succeed to and take into account the items of the Target
Fund described in Section 381(c) of the Code.
(xi)The consummation of the Reorganization will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.
We express no opinion as to the federal income tax consequences of the
Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.  No opinion is expressed as to (i) the effect of the
Reorganization on a Target Fund, Acquiring Fund or any Target Fund Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof)
under a mark-to-market system of accounting or (ii) any other U.S, federal tax issues (except those set forth in the opinion) and all state, local or foreign tax issues of any kind.
We hereby consent to the filing of this opinion letter with the Securities and Exchange
Commission as an exhibit to the Form N-14 and to the references therein to us under the heading
“Section A–Reorganizations — Questions and Answers/Synopsis–What are the Federal income and other tax consequences of the Reorganization,” and “Certain Federal Income Tax
Consequences”.  In giving such consent, we do not hereby admit that we are within the category
[            ] [  ], 2025
of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
Chapman and Cutler LLP
[            ] [  ], 2025
EXHIBIT A
CHART OF REORGANIZATIONS

Acquiring Fund	The Target Fund
Equable Shares Hedged Equity ETF	Equable Shares Hedged Equity Fund